Exhibit 2.n.4

Report of Independent Registered Public Accounting Firm on Financial Statement Schedule

To the Stockholders and Board of Directors

 of Gladstone Capital Corporation:

Our audits of the consolidated financial statements and of the effectiveness of internal control over financial reporting referred to in our report dated November 19, 2013 appearing in the accompanying registration statement on Form N-2 of Gladstone Capital Corporation also included an audit of the senior securities table appearing on page 72. In our opinion, the senior securities table presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP
McLean, VA November 19, 2013